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Exhibit 4


                         ALLIED CAPITAL ADVISERS, INC.
                          INCENTIVE STOCK OPTION PLAN


1.  PURPOSE OF THE PLAN
The purpose of this Incentive Stock Option Plan ("the Plan") is to advance the interests of Allied Capital Advisers, Inc. ("the Company") by providing directors and officers who have substantial responsibility for the direction and management of the Company with additional incentives to exert their best efforts on behalf of the Company, to increase their proprietary interest in the success of the Company, to reward outstanding performance and to provide a means to attract and retain persons of outstanding ability to the service of the Company. It is recognized that the Company cannot attract or retain these officers without this compensation.

2.  EFFECTIVE DATE OF THE PLAN
This Plan shall become effective upon (1) approval of the plan by the shareholders of the Company and (2) adoption by the Board of Directors.

3.  ADMINISTRATION
The Plan is administered by the Compensation Committee (the "Committee") consisting of two or more "disinterested" members of the Company's Board of Directors in accordance with the provisions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Committee shall interpret the Plan, and to the extent and in the manner contemplated herein, it shall exercise the discretion reserved to it hereunder. The Committee may prescribe, amend and rescind rules and regulations relating to the Plan and make all other determinations necessary for its administration. The decision of the Committee on any matter affecting the Plan or the rights and obligations arising under the Plan or any option granted thereunder shall be final and binding upon all persons.

4.  SHARES SUBJECT TO THE PLAN
The shares subject to option and the other provisions of this Plan are shares of the Company's common stock, par value $.001 per share ("shares"). Subject to the provisions hereof concerning adjustment, the total number of shares that may be purchased upon the exercise or surrender of stock options granted under this Plan shall not exceed 1,999,580 shares, which amount includes 1,649,580 shares on which options previously have been granted. In the event any option shall cease to be exercisable in whole or in part for any reason, the shares which were covered by such option, but as to which the option had not been exercised, shall again be available under the Plan. Shares may be made available from authorized unissued or reacquired stock or partly from each.





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5.  PARTICIPANTS
The Committee shall determine and designate from time to time those key officers of the Company, and those directors who are not officers of the Company or employees of the Company's investor adviser ("non-officer directors"), who shall be eligible to participate in the Plan.

6.  AWARDS UNDER THE PLAN
(a) Generally. The Committee may award at any time an incentive stock option (within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) or a nonqualified stock option to a participant under the plan; provided, however, that only nonqualified stock options may be awarded to non-officer directors.

(b) Awards to Officers. The Committee shall determine the number of shares to be offered from time to time to each optionee who is an officer of the Company. In making these determinations, the Committee shall take into account the past service of the optionee to the Company, that officer's present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. The options shall contain such terms and conditions as the Committee shall deem advisable, including but not limited to being exercisable only in such installments as the Committee may determine. Options granted to different optionees or at different times need not contain similar provisions.

(c) Awards to Non-Officer Directors. Each non-officer director, upon his or her election as a director of the Company, shall receive a one-time grant of an option to purchase thirteen thousand three hundred and thirty three (13,333) shares. A non-officer director shall receive no other award under this Plan.

(d) Option Price. The price at which a share may be purchased upon the exercise of an option shall be equal to the current fair market value of the shares at the time an option is granted; provided, however, that with respect to incentive stock options granted to any holder of 10% or more of the Company's shares, the price shall not be less than 110% of such current fair market value. The day on which the Committee approves the granting of an option shall be considered the date on which such option is granted.

(e) Option Period. Each stock option shall state the period or periods of time within which the option may be exercised, in whole or in part, by the optionee, which shall be such period or periods of time as may be determined by the Committee. Notwithstanding the foregoing, the option period of each option shall end, and the option shall cease to be exercisable, on the earliest of
(i) the date specified in the option grant, (ii) ten years (or, in the case of incentive stock options awarded to a holder of 10% or more of the Company's shares, five years) from the date the option is granted, (iii) the last day of the three-month period beginning on the date on which the optionee ceases to be an officer or director of the Company for any cause other than death or total and permanent disability, or (iv) the first anniversary of the date on





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which the optionee ceases to be an officer or director of the Company as a result of the optionee's death or total and permanent disability.

(f) Payment for Shares. Full payment for shares purchased shall be made at the time of exercising the option in whole or in part. Payment of the purchase price shall be made in cash (including check, bank draft or money order) or, if authorized by the Committee pursuant to paragraph 6(h) hereof, by a loan from the Company in accordance with paragraph 6(h).

(g) Transferability of Options. Options shall not be transferable other than by will or the laws of descent and distribution and during an optionee's lifetime shall be exercisable only by the optionee.

(h) Loans by the Company. Upon the exercise of any option, the Company may, at the request of the officer-optionee and subject to the approval of the Board of Directors, lend to such officer-optionee, as of the date of exercise, an amount equal to the exercise price of such option, provided that such loan (i) has a term of not more than ten years, (ii) becomes due within sixty days after the recipient of the loan ceases to be an officer of the Company, (iii) bears interest at a rate no less than the prevailing applicable federal rate at the time the loan is made, and (iv) is fully collateralized at all times, which collateral may include securities issued by the Company. Loan terms and conditions may be changed by the Committee to comply with applicable Internal Revenue Service and Securities and Exchange Commission regulations.

(i) Effect of Change in Shares subject to the Plan. In the event there is any change in the shares of the Company through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of shares, or otherwise, the number of shares available for option and the shares subject to any option and the option prices shall be appropriately adjusted.

(j) General Restriction. Each option shall be subject to the requirement that, if at any time the Committee shall determine, at its discretion, that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of the shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Subject to the limitations of paragraph 6(e), no option shall expire during any period when the rights reserved hereby are invoked by the Committee, but shall be extended for such further period so as to afford the optionee a reasonable opportunity to exercise his option.





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7.  AMENDMENT AND TERMINATION
The Committee may modify, revise or terminate this Plan at any time and from time to time provided, however, that no modification or revision of any material provision of the Plan may be made without shareholder approval except for such modifications or revisions which are necessary in order to ensure that the options issued as incentive stock options under the Plan comply with section 422 or any successor provision of the Code, or other applicable law. The Plan shall terminate when the total amount of shares with respect to which options may be granted shall have been issued upon the exercise of options or by action of the Board of Directors pursuant to this paragraph, or on May 23, 2006, whichever shall occur first.

8.  MISCELLANEOUS PROVISIONS
(a) No optionee shall have rights as a shareholder with respect to shares covered by his option until the date of exercise of his option.

(b) The granting of any option shall not impose upon the Company any obligation to appoint or to continue to appoint as an officer any optionee, and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that an option has been granted to such optionee.

(c) Options shall be evidenced by stock option agreements in such form and subject to the terms and conditions of this Plan as the Committee shall approve from time to time. Such stock option agreements shall contain such other provisions as the Committee in its discretion may deem advisable.

(d) For purposes of this Plan, the fair market value of the shares shall be the average between the closing Bid and Asked price of the shares as quoted on the Nasdaq National Market for the business day preceding the date on which the option is awarded. If the Company's shares are traded on a major exchange, the price shall be the closing price of the Company's shares as reported in The Wall Street Journal for the business day preceding the date on which the option is awarded.

(e) All options issued pursuant to the Plan shall be granted within ten years from the earlier of the date the amended Plan is adopted by the Board of Directors and the date the amended Plan is approved by the shareholders of the Company.

(f) The aggregate fair market value (determined at the time the option is granted) of the shares with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year (under all incentive stock option plans of the Company, its parent and subsidiary corporations) shall not exceed $100,000.

(g) No option may be issued if exercise of all warrants, options and rights of the Company outstanding immediately after issuance of such option would result in the issuance of voting securities in excess of 20% of the Company's outstanding voting securities.





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(h) Any notices given in writing shall be deemed given if delivered in person or by certified mail; if given to the Company at Allied Capital Advisers, Inc., 1666 K Street, NW, 9th floor, Washington, DC 20006; and, if to an optionee, in care of the optionee at his or her last known address.

(i) This plan and all actions taken by those acting for the Plan shall be governed by the laws of the State of Maryland.

(j) If an incentive stock option is issued and does not meet the terms of this plan, then it shall continue as a stock option but it will be a non-qualified stock option.

(k) A leave of absence granted to an employee does not constitute an interruption in continuous employment for purposes of the Plan as long as the leave of absence does not extend beyond one year.

(l) All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.

9.  CHANGE OF CONTROL
In the event of a Change of Control (as hereinafter defined), all then-outstanding options will become fully vested and exercisable as of the Change of Control. For purposes of the Plan, "Change of Control" means the sale of substantially all of the Company's assets or the acquisition, whether directly, indirectly, beneficially (within the meaning of Rule 13d-3 of the 1934 Act), or of record, of securities of the Company representing twenty percent (20%) or more in the aggregate voting power of the Company's then-outstanding Common Stock by any "person" (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including any corporation or group of associated persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan.





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